                                                                   Exhibit 23(a)


Consent of Independent Auditors


We consent to the incorporation by reference of our report dated May 20, 1996 with respect to the consolidated financial statements of Substance Abuse Technologies, Inc. (formerly U.S. Alcohol Testing of America, Inc.) included in its Annual Report (Form 10-K, as amended) for the year ended March 31, 1996, filed with the Securities and Exchange Commission, in the Registration Statement (Form S-3 No. 333-XXXXX) and related Prospectus of Substance Abuse Technologies, Inc. for the registration of (1) 3,180,000 shares of its common stock issuable upon exercise of warrants, (2) 2,500,000 shares of its common stock issuable upon conversion of convertible notes, and (3) 450,000 shares of its common stock offered by selling stockholders.



/S/ ERNST & YOUNG LLP

Riverside, California
January 15, 1997


                                      E-21